EXHIBIT 23.1

INDEPENDENT ACCOUNTANTS' CONSENT

January 26, 2004

Securities and Exchange Commission
450 5th ST. NW
Mail Stop 7-6
Washington, DC 20549

We consent to incorporation by reference in the Registration Statement on Form S-3D for 280,000 shares at $9.93 pertaining to the Investors Real Estate Trust Distribution Reinvestment Plan, of our audit report dated May 22, 2003, related to the consolidated balance sheets of Investors Real Estate Trust as of April 30, 2002 and 2003 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2003, and related schedules, which report appears in the April 30, 2003, Annual Report on Form 10-K of Investors Real Estate Trust. We also consent to the reference to us under the heading "Experts" in the prospectus.

/S/ Brady Martz & Associates, P.C.
BRADY MARTZ & ASSOCIATES, P.C.
Minot, North Dakota 58701